EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement of Leafly Holdings, Inc. (the "Company") on Form S-8 (File No. 333-264333) of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Leafly Holdings, Inc. (formerly known as Merida Merger Corp. I) as of December 31, 2021 and 2020 and for the years then ended appearing in the Annual Report on Form 10-K of Leafly Holdings, Inc. for the year ended December 31, 2021, and also in the Amendment 2 to the Form 10-K filed on December 2, 2022. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

San Jose, CA
December 9, 2022